Exhibit 99.1

NEWS RELEASE

Mark A. Zorko joins Westell’s Board of Directors as Audit Committee Chair

AURORA, Ill., January 30, 2017 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of high-performance wireless infrastructure solutions, announced today that Mark A. Zorko, a principal with executive management and business support services firm Brentwood Advisory, LLC, has been appointed to Westell’s board of directors. Mr. Zorko will serve as Chairman of the Audit Committee. Fared Adib, a Westell board member since 2014, is stepping down from the board.
Mr. Zorko chairs the Nominating and Corporate Governance Committee and serves on both the Audit and Compensation Committees of MFRI, a $100-million firm in the piping solutions industry. He was the interim Chief Financial Officer at radiation science and services firm Landauer Inc. from June 2014 until April 2015. Mr. Zorko's previous roles included positions as the CFO of a public energy industry firm, Steel Excel, Inc. (SXCL) and a medical imaging firm, DGT Holdings (DGTC). He has also been the CEO of Well Services Ltd., a $30-million Steel Excel business.

“Mark is an international public company CFO and CIO with more than 20 years of board-level experience,” said Kirk Brannock, President and CEO of Westell Technologies. “His expertise and experience make him the right leader for our Audit Committee.

“Fared’s contribution to Westell has been substantial during his term,” Brannock continued. “We thank him for his energy, insight and dedication to Westell.”

Mr. Zorko is on the Audit Committee for Opportunity Int'l, a microfinance bank, and was on the Finance Committee for the Alexian Brothers Health System. He received a Master of Business Administration in IT from the University of Minnesota and a Bachelor of Science in Accounting from The Ohio State University. After completing his MBA, Mr. Zorko began his career as a CPA at Arthur Andersen, and worked his way up via the controllership ranks at Honeywell and Zenith Data Systems in the United States and Europe. He is a Certified Public Accountant and a NACD Board Leadership Fellow.

About Westell Technologies
Westell is a leading provider of high-performance wireless infrastructure solutions focused on innovation and differentiation at the edge of communication networks where end users connect. The Company's comprehensive set of products and solutions enable service providers and network operators to improve performance and reduce operating expenses. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high quality, reliable systems. For more information, please visit westell.com.

Twitter - Company: @Westell_Tech

Westell Investor Relations Contact
Tom Minichiello
Senior Vice President, Chief Financial Officer, Treasurer, and Secretary
Westell Technologies
630-375-4740
tminichiello@westell.com